Exhibit 10.14

June 27, 2005

Matt Wisk

3506 Waverly

Palo Alto, California 34306

Dear Matt,

This letter sets forth the terms and conditions of your employment with United Online, Inc. (the “Company”).

1.             Position.  You will serve in a full-time capacity as Executive Vice President, Chief Marketing Officer of the Company.  Your employment with the Company will commence on a date (the “Commencement Date”) to be determined by you, which Commencement Date will be no later than August 5, 2005.  You will report to the Chief Executive Officer of the Company.

2.             Salary and Benefits.  You will be paid a salary at the annual rate of $350,000, payable in bi-weekly installments in accordance with the Company’s standard payroll practices, subject to any increases as determined by the Board of Directors of the Company (the “Board of Directors”) from time to time.  You will be eligible to participate in the Company’s employee benefits plans, including its 401(k) plan.  In addition, you will be entitled to participate in the Company’s Exec-U-Care Medical Reimbursement Insurance Plan so long as such plan is made generally available to the Company’s senior executives.  You will be entitled to 4 weeks of paid vacation each year, pursuant to the Company’s standard vacation policy.

3.             Bonus.

a.             Signing Bonus.  Within seven (7) days following the Commencement Date, you will receive a signing bonus (the “Signing Bonus”) in an amount equal to the sum of (i) the amount of the signing bonus you forfeited upon termination of your employment with TiVo (up to a maximum of $100,000 and subject to the Company’s receipt of verification thereof), and (ii) the value of the 75,000 unvested stock options you forfeited upon termination of your employment with TiVo (assumed to be valued at $201,750); provided, however, that the Signing Bonus will in no event equal less than $150,000.  In the event your employment with the Company is terminated prior to the one (1)-year anniversary of the Commencement Date (i) by the Company “for cause” (as defined below) or (ii) by you other than as a result of death, “Disability” or for “good reason” (each term as defined below), you will pay the Company the full amount of the Signing Bonus within fourteen (14) days following the date of termination.

b.             Annual Bonus.  For fiscal year 2005, you will receive a bonus equal to $150,000, payable no later than March 31, 2006, concurrently with the Company’s payment of fiscal year 2005 bonuses to its other executive officers, provided that you continue to be employed by the Company when such bonuses are paid.  For fiscal year 2006, you will be eligible to participate in a bonus program with eligibility for up to 100% of your annual base salary.  The criteria for a bonus in fiscal year 2006 and the amount of such bonus will be determined by the Board of Directors or a committee thereof.

4.             Stock Options; Restricted Stock Units.

a.             Stock Options.  On or about the Commencement Date, you will be granted an option to purchase 150,000 shares of the Company’s common stock (the “Option”) with an exercise price equal to the fair market value of the common stock on the date of grant.  The Option will be subject to the standard terms and conditions of the applicable stock plan and the stock option agreement between you and the Company (copies of which have been provided to you) and the following four (4)-year vesting schedule based on your continued employment with the Company: 25% of the Option will vest on the one (1)-year anniversary of the Commencement Date and, thereafter, the remaining 75% will vest in equal monthly installments such that 100% will have vested by the four (4)-year anniversary of the Commencement Date.

b.             Restricted Stock Units.  On or about the Commencement Date, you will be awarded restricted stock units covering 100,000 shares of the Company’s common stock (the “Restricted Stock Units”).  The Restricted Stock Units will be subject to the standard terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement between you and the Company (copies of which have been provided to you) and the following four (4)-year vesting schedule based on your continued employment with the Company: 25% of the underlying shares of the Company’s common stock will vest on each one (1)-year anniversary of the Commencement Date such that 100% will have vested by the four (4)-year anniversary of the Commencement Date.  As more fully addressed in the restricted stock unit agreement, outstanding restricted stock units are entitled to receive regularly-scheduled cash dividends the Company declares on its common stock.  Dividends paid on Restricted Stock Units are treated as ordinary income for tax purposes.

c.             Acceleration of Vesting.  Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each term as defined below) within the two (2)-year period following the Commencement Date, the vesting of the Option and the Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated, with respect the Restricted Stock Units, as if such Units vest on a monthly basis).  If such termination occurs within twelve (12) months after a “Corporate Transaction” or “Change in Control” (as defined in the applicable stock plan and restricted stock unit agreement), the vesting will be accelerated by the greater of (i) the additional number of shares as calculated pursuant to the preceding sentence and (ii)  the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional period of service equal in duration to the actual period of service completed by you between the Commencement Date and the date of the termination (calculated, with respect the Restricted Stock Units, as if such Units vest on a monthly basis).  Such vesting acceleration will be contingent upon your signing the standard release of claims referred to in Section 7(b) below.  Upon the termination of your employment as a result of death or Disability (as defined below) within the two (2)-year period following the Commencement Date, the vesting of the Option and the Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated, with respect the Restricted Stock Units, as if such Units vest on a monthly basis).  In the event of an inconsistency between the terms set forth in this paragraph and the terms set forth in the applicable stock plan, stock option agreement and/or restricted stock unit agreement, the terms set forth in this letter will control.

5.             Policies; Procedures; Proprietary Information and Inventions Agreement.  As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures.  As a condition of your employment, you agree to execute and abide by the terms of the Proprietary Information and Inventions Agreement between you and the Company, the Insider Trading Policy, the Code of Ethics and the Employee Handbook.

6.             At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by the terms set forth in this paragraph.  This is the full and complete agreement between you and the Company on this subject.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.             Termination of Employment

a.             Termination by You.  If you terminate your employment with the Company for any reason, other than as a result of death or Disability or for “good reason” as defined below, all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations with respect to your exercise of any vested stock options in accordance with the terms of the applicable stock plan and option agreement.  If you terminate your employment with the Company for “good reason,” as defined below, in addition to the foregoing, the Company will pay you the Separation Payment subject to the conditions set forth in Section 7(b) below.  However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the noncompetition provision set forth in Section 9 below.

b.             Termination by the Company.  If your employment is terminated by the Company “without cause” as defined below, and subject to the signing of a standard mutually agreeable release of all employment-related claims against the Company, its subsidiaries, and officers, directors, and agents thereof, the Company will pay you a separation payment (the “Separation Payment”) equal to (i) if such termination occurs prior to the one (1)-year anniversary of the Commencement Date, an amount equal to one year of your then current annual base salary (and, for the purpose of clarification, the Company acknowledges that you will not be required to pay back the Signing Bonus) or (ii) if such termination occurs after the one (1)-year anniversary of the Commencement Date and prior to the two (2)-year anniversary of the Commencement Date, an amount equal to one year of your then current annual base salary plus the Annual Bonus (as defined herein).  For purposes of the immediately preceding sentence, “Annual Bonus” means your then current annual base salary multiplied by the median bonus percentage used to calculate the bonuses awarded to other executive vice presidents of the Company for the immediately preceding year.  This Separation Payment will be payable monthly on a pro rata basis over twelve (12) months after such termination.  Payment of this Separation Payment will be contingent on your signing the standard release of claims referred to above.  Upon termination of your employment “without cause,” other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4(c) above, the Company will have no further obligation to you except pursuant to this paragraph.

If your employment is terminated by the Company “with cause” as defined below, the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above.  However, and notwithstanding the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason,” you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the noncompetition provision set forth in Section 9 below.

You have the right decline to receive a portion of the benefits set forth under Sections 4 and 7 in the event that you determine that the provision of such benefits to you would result in a “parachute payment” as such term is defined in Section 280(G)(b)(2) of the Internal Revenue Code of 1986.

c.             Termination by Death or Disability.  If your employment is terminated as a result of your death, the Company will be obligated to pay your estate or beneficiaries (as the case may be) for services rendered by you for the Company through the date of your death.  If your employment is terminated as a result of your Disability, as defined below, the Company will be obligated to pay you for services rendered by you for the Company through the date of your termination.  In the event of termination of your employment due to death or Disability, you, your estate or your beneficiaries, as appropriate, will be entitled to the acceleration benefits set forth in Section 4(c).  The provisions of this Section 7(c) will not affect or change the rights or benefits to which you are otherwise entitled under the Company’s benefits plans or otherwise.

d.             Definitions.

For purposes of this letter, “good reason” means:

(i)	a reduction in your base salary without your prior written consent;
(ii)	a material reduction in your position, duties or responsibilities, without your prior written consent;
(iii)	a change in your place of employment which is not within a 50-mile radius of the following address, without your prior written consent: 21301 Burbank Boulevard, Woodland Hills, CA 91367, or;
(iv)	any material breach by the Company of the terms of this letter which is not cured by the Company within 30 days following receipt of written notice thereof.

For purposes of this letter, “with cause” means your commission of any one or more of the following acts:

(i)	willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its subsidiaries;
(ii)	commission of a felony or a misdemeanor involving moral turpitude;
(iii)	theft, dishonesty, fraud or embezzlement;
(iv)	willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its subsidiaries;
(v)	the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its subsidiaries;
(vi)	willfully injuring any other employee of the Company or its subsidiaries;
(vii)	willfully injuring any person in the course of performance of services for the Company or its subsidiaries;
(viii)	disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its subsidiaries;

(ix)	solicitation of business on behalf of a competitor or a potential competitor of the Company or its subsidiaries;
(x)

harassment of any other employee of the Company or its subsidiaries or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its subsidiaries;

(xi)

failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or its subsidiaries;

(xii)	breach of any material term of this letter; or
(xiii)	any other act or omission that is determined to constitute “cause” in the good faith discretion of the Board of Directors.

For purposes of this letter, “without cause” means any reason not within the scope of the definition of the term “with cause.”

For purposes of this letter, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties as Chief Marketing Officer by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

8.             Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.             Noncompetition and Nonsolicitation Covenants.  From and after the Commencement Date until one year after termination of your employment with the Company for any reason, you will not directly or indirectly solicit, attempt to solicit, interfere or attempt to interfere with the relationship of the Company or its subsidiaries with existing customers for the products or services of the Company or its subsidiaries, on your behalf or any other person or entity engaged in the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company or its subsidiaries; or directly or indirectly solicit any of the employees of the Company or its subsidiaries for the purpose of hiring them or inducing them to leave their employment with the Company or its subsidiaries, on your own behalf or on behalf of any other person or entity.  In addition, from and after the Commencement Date until one year after termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company or its subsidiaries is engaged in business or providing its services:

a.             directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company or its subsidiaries; or

b.             directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company; provided, however, that nothing in this letter will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.           Entire Agreement.  This letter, together with the Proprietary Information and Inventions Agreement,  any Company handbooks and policies in effect from time to time and the Company’s stock option plan, stock option agreement and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.  In the event any provision of this letter is determined to be unenforceable, invalid or illegal, such provision shall be construed in a manner so as not to be unenforceable, invalid or illegal while giving effect to the parties’ intent to the greatest extent possible, and the remainder of this letter shall remain in full force and effect.

11.           Amendment and Governing Law.  This letter may not be amended or modified except by an express written agreement signed by you and the Company.  The terms of this letter and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.           Term.  This letter will expire on the two (2) year-anniversary of the Commencement Date, except Sections 6, 9, 10, 11, and 12 will survive such expiration.  Following the expiration of this letter, your employment with the Company will continue to be “at will.”

We hope this is the start of a long, successful relationship.  We hope that you find the foregoing terms acceptable, and we look forward to working with you. You may indicate your agreement with these terms and accept this offer by signing and dating this letter.  This letter is contingent upon the successful completion of a background investigation.

If you have any questions, please call the undersigned.

Very truly yours,

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman, President & Chief Executive Officer

I have read the foregoing and accept employment with

the Company on the terms set forth in this letter:

/s/ Matt Wisk
Matt Wisk

Dated:	June 29, 2005